EXHIBIT 10.15

OMNICARE, INC.
EXCESS BENEFIT PLAN

INTRODUCTION

     The purpose of the Omnicare, Inc. Excess Benefit Plan (the “Plan”) is to provide supplemental pension benefits to a select group of executive employees of Omnicare, Inc. and its designated affiliates. The Plan provides a defined benefit pension and a defined contribution pension to designated participants, by reference to the benefits provided by certain tax-qualified pension plans of Omnicare, Inc.

     This Plan amends and restates in its entirety the Plan as originally effective January 1, 1987, as amended, and incorporates certain administrative actions that have been taken from time to time by Omnicare, Inc. with respect to the Plan. It is intended that the effective dates of any prior amendments and administrative action taken with respect to the Plan be incorporated into this amended and restated Plan.

     The Plan is intended to be an unfunded arrangement that provides deferred compensation to a select group of management and highly compensated employees, within the scope of Sections 201(2), 301(a) (3) and 401(a) (1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

SECTION 1. DEFINITIONS

     1.1. “409A Benefits” with respect to a Participant means the Participant’s Excess Benefits that are not Grandfathered Benefits.

     1.2. “Account” means the book entry account maintained for a Participant with respect to certain benefits under the Plan.

     1.3. “Beneficiary” means the person or entity designated by a Participant to be entitled to any Excess Benefits payable to a Participant following death.

     1.4. “Board” or “Board of Directors” means the Board of Directors of the Company.

     1.5. “Change in Control” shall have the meaning set forth in Appendix A hereof.

     1.6. “Code” means the Internal Revenue Code of 1986, as amended.

     1.7. “Committee” means the Compensation and Incentive Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan.

     1.8. “Company” means Omnicare, Inc., a Delaware corporation.

     1.9. “Compensation” means the amount of compensation determined in accordance with the applicable definition of “Compensation” as set forth in the General Pension Plan, the ESOP or the S&I Plan, depending upon the respective plan to which such Excess Benefits apply.

     1.10. “Eligible Employee” means an employee of an Employer, who may be designated by the Committee to participate in the Plan or a portion thereof. Notwithstanding anything else contained herein to the contrary, the Committee shall limit the Eligible Employees selected to participate in the Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

     1.11. “Employer” means the Company, Omnicare Management Company and any other affiliate of the Company that has adopted this Plan with the authorization of the Board with respect to its Eligible Employees.

     1.12. “Entry Date” means the first day of the Plan Year or any other date as may be determined by the Committee on which an Eligible Employee becomes a Participant in the Plan.

     1.13. “ESOP” means the Omnicare, Inc. Employee Stock Ownership Plan, originally effective as of August 1, 1988, as amended and restated from time to time.

     1.14. “Excess Benefits” means the benefits described in this Plan.

     1.15. “General Pension Plan” means the Omnicare, Inc. General Pension Plan, originally effective as of January 1, 1986, as amended and restated from time to time, and as to which all additional benefit accruals ceased as of December 31, 1993. The General Pension Plan represents a reestablishment of the Omnicare, Inc. General Pension Plan adopted effective as of July 1, 1981 and terminated effective October 31, 1985.

     1.16. “Grandfathered Benefits” with respect to a Participant means the Participant’s Excess Benefits that were credited and vested as of December 31, 2004, and earnings attributable to such amounts, all of which are exempt from Section 409A of the Code in accordance with Treasury Regulation Section 1.409A-6.

     1.17. “Omnicare Stock” means the common stock of the Company, par value $.01 per share.

     1.18. “Participant” means each Eligible Employee who has been designated as a participant in the Plan and whose participation has not been terminated.

     1.19. “Permanent Disability” means suffering from bodily injury or mental or physical disease which, in the opinion of the Committee, would permanently prevent the Participant from performing the customary duties of his regular job with the Employer.

     1.20. “Plan” means this Omnicare, Inc. Excess Benefit Plan, as amended from time to time.

     1.21. “Plan Year” means the twelve-month period ending on December 31.

     1.22. “Retirement” means normal retirement from employment with the Employer at or beyond age 65.

     1.23. “S&I Plan” means the Omnicare, Inc. Employees’ Savings and Investment Plan, originally effective as of July 1, 1981, as amended and restated from time to time.

     1.24. “Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A -1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i)

For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36- month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(ii)

For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii)

For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (iii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions in this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A -1(h)(5) the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of the Plan.

For purposes of this definition, the term “Employer” means the Company or Subsidiary that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A -1(h)(3).

     1.25. “Specified Employee” means a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i).

     1.26. “Unforeseeable Emergency” with respect to a Participant means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and in all events must constitute an “unforeseeable emergency” within the meaning of Section 409A. The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

     1.27. “Valuation Date” means, for purposes of Excess Benefits related to the ESOP and the S&I plan, the last day of each calendar quarter.

SECTION 2. ADMINISTRATION

     2.1. Authority of Committee. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan, the Committee shall have the discretionary authority to construe the Plan and to determine all questions arising in the administration, interpretation and operation of the Plan. The Committee may adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may find necessary for the proper administration, interpretation and operation of the Plan, and may amend or revoke any rule or regulations so established. Subject to the claims procedure set forth in Section 8 hereof, all such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, each Employer, Eligible Employees, Participants, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them. The Committee shall also have all the discretionary authority as may be necessary to make benefit determinations, to resolve any disputes which arise under the Plan and to make any factual determinations that may be necessary.

     2.2. Delegation of Duties. The Committee shall have the authority, except as may be limited by the Board of Directors, to delegate certain administrative functions to be carried out on its behalf to the Benefits Plan Committee of the Company, or to such other committee or individuals as may be appropriate, in the discretion of the Committee.

     2.3. Indemnification. The Company will indemnify the Board of Directors, the Committee and its designees hereunder against any claims, losses, expenses, damages or liabilities arising out of the Plan, except for acts of gross negligence or willful misconduct.

SECTION 3. PARTICIPATION

     3.1. General. Each Eligible Employee who is designated by the Committee shall become a Participant in the Plan or a portion thereof, and shall be eligible to receive Excess Benefits on the basis established by the Committee. All Eligible Employees who were designated as Participants immediately prior to the date of this amendment and restatement of the Plan shall continue to be Participants in the Plan, subject to the terms hereof. The Committee may revoke the participation of a Participant on a prospective basis at any time.

     3.2. Participation Date. Each Eligible Employee becomes a Participant on the Entry Date that coincides with or immediately follows the date he is designated to participate in the Plan by the Committee.

     3.3. Cessation of Participation. Each Participant’s participation in the Plan shall continue until the first to occur of the following events: (i) Retirement; (ii) death; (iii) Permanent Disability; (iv) other separation from service; (v) termination of participation by the Committee; or (vi) termination of the Plan.

SECTION 4. SOURCE OF BENEFITS

All Excess Benefits shall be an obligation of each respective Employer hereunder and shall be payable from its general assets. Each Employer shall establish on its books an account equal to the value of all Plan benefits accrued for their respective Participants. The Employer shall not be obligated to fund payment of the benefits hereunder; provided that the Employer may, in its sole discretion, establish or cause to be established a separate trust or trusts to fund the Excess Benefits payable to each Participant. Neither the Plan nor any Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, the assets of the Company or any Employer. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Company or any Employer.

SECTION 5. PARTICIPANT ACCOUNTS

     5.1. Participant Accounts. The Committee will establish and maintain a separate Account for each Participant with respect to the Excess Benefits related to the ESOP and to the S&I Plan. Unless otherwise determined by the Committee, each Participant’s Account shall be credited with the applicable Excess Benefit amount described in Section 6.1 hereof, which shall be expressed, at the discretion of the Committee, as either a cash amount or as shares of Omnicare Stock. Any Account established for purposes of the applicable Excess Benefit amount described in Section 6.2 hereof shall be for informational purposes or for purposes of Section 4 hereof.

     5.2. Statement of Accounts. The Committee shall cause to be delivered or mailed to each Participant a statement setting forth the status of the Participant’s Accounts at such intervals as shall be determined by the Committee.

     5.3. Investment Crediting for ESOP and S&I Plan Excess Benefits. In addition to crediting each Participant’s Account with the applicable Excess Benefit amounts described in Section 6.1 hereof, each such Account shall be adjusted as of each Valuation Date to reflect the fair market value of the Omnicare Stock or the other amounts credited to the Participant’s Account as of the Valuation Date, as determined by the Committee.

     5.4. Reinvestment of Dividends. The deemed amount of cash dividends attributable to Omnicare Stock shall be allocated to a Participant’s Account based on the number of shares allocated to his Account as of the date on which such dividend was paid. All such dividends shall be deemed reinvested in Omnicare Stock based on the most recent closing trading price of the Omnicare Stock prior to the date of reinvestment.

     5.5. Diversification of Investments. Unless otherwise provided by the Committee, a Participant shall not have the authority to direct the investment of his Excess Benefits with respect to the ESOP or the S&I Plan. Notwithstanding the foregoing, upon a Change in Control, a Participant shall have the right to diversify that portion of his account invested in Omnicare Stock or any stock that is exchanged for Omnicare Stock in the Change in Control transaction. In such case, the Participant may make an investment election in the manner and form prescribed by the Committee prior to the Change in Control.

SECTION 6. EXCESS BENEFIT AMOUNTS

     6.1. Excess Benefits Related to the ESOP and S&I Plan.

          (a) The Participant’s Account shall be credited with the following amounts:

     (i) ESOP Allocation. As of the last day of each Plan Year beginning prior to January 1, 1999, the Account of each Participant described in subsection (b) shall have been credited with an amount or, if applicable, the number of shares of Omnicare Stock, equal to the difference between (1) Employer contributions allocated to the Participant’s accounts under the ESOP as of the corresponding allocation date(s) under such plan, and (2) the amount, or if applicable, the number of shares of Omnicare Stock, that would have been so allocated under such plan without regard to (i) the annual contribution limitations as set forth in Section 415 of the Code, and (ii) the limitations on compensation as set forth in Section 401(a)(17) of the Code. A Participant’s Account shall not have been credited with any amounts paid directly to a Participant in order for the ESOP to meet the contribution percentage requirement as set forth in Section 401(m) of the Code.

     (ii) S&I Plan Allocation. As of the last day of each calendar quarter of each Plan Year beginning on or after January 1, 1999, (or more frequently as determined by the Committee), the Account of each Participant described in subsection (b) shall be credited with an amount or, if applicable, the number of shares of Omnicare Stock, equal to the difference between (1) Employer contributions allocated to the Participant’s accounts under the S&I Plan as of the corresponding allocation date(s) under such plan, and (2) the amount, or if applicable, the number of shares of Omnicare Stock, that would have been so allocated under such plan without regard to (i) the annual contribution limitations as set forth in Section 415 of the Code, and (ii) the limitations on compensation as set forth in Section 401(a)(17) of the Code. A Participant’s Account shall not be credited with any amounts paid directly to a Participant in order for the S&I Plan to meet the contribution percentage requirement as set forth in Section 401(m) of the Code.

          (b) A Participant is eligible to receive the allocations described in subsection (a) if (i) the Participant was otherwise eligible to receive an allocation of an Employer contribution under the ESOP or is now eligible to receive an allocation of an Employer contribution under the S&I Plan, whichever is applicable, as of the applicable allocation date(s) under such plans and this Plan and (ii) the Participant remains an active Participant in the Plan in accordance with Section 3 hereof as of the applicable allocation date(s) hereunder.

     6.2. Excess Benefits Related to the General Pension Plan.

          (a) The Excess Benefit payable for a Participant who is a participant in the General Pension Plan shall be an amount equal to the excess, if any, of:

     (i) the accrued benefit of the Participant calculated under the provisions of the General Pension Plan, calculated as of the date determined in Section 7.1(b) hereof, but without regard to (i) the annual contribution and/or benefit limitations as set forth in Section 415 of the Code, and (ii) the limitations on compensation as set forth in Section 401(a)(17) of the Code;

over

     (ii) the accrued benefit payable to or on behalf of the Participant pursuant to the terms of the General Pension Plan as of the date determined in Section 7.1(b) hereof.

          (b) To the extent the accrued benefit to which a Participant would be entitled under the General Pension Plan is offset by an amount calculated with reference to the Participant’s accrued benefit under the terminated General Pension Plan as of October 31, 1985, then the offset as so calculated shall also be applied in determining the benefit described in Section 6.2(a) hereof.

          (c) For purposes of calculating the Excess Benefit under Section 6.2(a) hereof, the following special rules shall apply:

     (i) The accrued benefit of a Participant who was a participant in the General Pension Plan as of January 1, 1994, shall be determined without regard to the cessation of additional benefit accruals under the General Pension Plan as of December 31, 1993.

     (ii) Such calculation shall be made without regard to any limitation on years of Credited Service prescribed in Section 1.12 of the General Pension Plan.

     (iii) The lump-sum present value of the Excess Benefit payable to any Participant holding a position of senior vice president or higher who is a participant in the General Pension Plan shall increase by an amount, for each year of Credited Service (or portion thereof) that the Participant renders for an Employer after attaining age 65, that is not less than an amount specified by the Committee for each such Participant on a case-by-case basis. The lump-sum present value of such annual accrual of benefits shall be determined on the same basis as specified in Section 7.4 hereof.

     (iv) Such calculation shall be made without regard to the 50% of average compensation limit on benefits prescribed in Section 5.1(2) (ii) of the General Pension Plan.

     (v) “Average Compensation” under the General Pension Plan shall include the amount of any bonus that is determinable under the Employer’s annual incentive program for the full Plan Year prior to the date determined in Section 7.1(b) hereof, regardless of whether such bonus has been paid prior to such date; provided, that such bonus amount shall not be included if it would reduce the amount of Average Compensation. In addition, no more than five annual bonus amounts shall be included in any consecutive 60-month period for purposes of determining Average Compensation.

     (vi) The Committee, in its sole discretion, may grant a Participant additional years of “Credited Service” under the General Pension Plan for services performed by a Participant for any affiliate of the Company, a predecessor entity to the Company or one of its affiliates, or an entity that has been acquired by the Company.

     6.3. Vesting of Excess Benefits.

          (a) General Pension Plan. Effective as of the date hereof, all Participants have become 100% vested in the accrued benefit provided under Section 6.2 hereof.

          (b) ESOP. Effective as of the date hereof, all amounts credited to a Participant’s Accounts under Section 6.1(a) hereof prior to July 1, 1995 have become 100% vested.

          (c) ESOP and S&I Plan.

     (i) Notwithstanding any applicable vesting provision of the ESOP or the S&I Plan, on and after July 1, 1995, a Participant shall become vested with respect to allocations made pursuant to Section 6.1 hereof attributable to the ESOP or the S&I Plan, whichever is applicable, at the rate of 20 percent per year over a five-year period, beginning with the first anniversary of the Valuation Date with respect to which the allocation is made. In addition, all such allocations shall become fully vested and non-forfeitable upon the occurrence of one of the following events: (i) the date the Participant attains age 65; (ii) the Participant’s death; (iii) the Participant’s Permanent Disability; (iv) a Change in Control of the Company; (v) involuntary termination of the Participant’s employment with the Company without Cause; or (vi) approval within the sole discretion of the Committee.

     (ii) For purposes of this Section 6.3, “Cause” shall mean cause as defined in the applicable Employment Agreement of a Participant with the Employer. If no definition is so provided or is not applicable, “cause” shall mean fraud, misappropriation, embezzlement, illegal or immoral conduct that is prejudicial to the best interest of the Company, intentional and material damage to the property of the Company, attempting to obtain any personal profit from any transaction in which the Participant has an interest adverse to the interest of the Company (unless the Participant shall first have obtained the written consent of the Company), or unreasonable failure or refusal to substantially perform the Participant’s duties as an employee of the Company after having received prior written notice of and an opportunity to cure such failure or refusal.

     (iii) Upon a Participant’s termination of employment for reasons other than as provided in this Section 6.3(c), all unvested benefits shall be forfeited and shall revert to the credit of the Company.

SECTION 7. DISTRIBUTION OF BENEFITS

     7.1. Determination of Benefits.

          (a) Excess Benefits Related to the ESOP and the S&I Plan. Any Excess Benefit that a Participant is entitled to under Section 6.1 hereof shall be based upon the fair market value of amounts attributable to such Participant’s Account on the date such distribution occurs.

          (b) Excess Benefits Related to the General Pension Plan. Any benefit that a Participant is entitled to under Section 6.2 hereof shall be based upon the Participant’s accrued benefit determined pursuant to Section 6.2 hereof as of the date of termination of employment due to Retirement, Permanent Disability, separation from service or death.

     7.2. Time of Payment.

          (a) With respect to a Participant’s 409A Benefits, the Participant or his Beneficiary, if applicable, shall be entitled to receive upon the Participant’s Separation from Service with the Employer, the vested portion of the Participant’s Account established pursuant to Section 6.1 hereof and the vested portion of his accrued benefit in accordance with Section 6.2 hereof determined pursuant to Sections 7.1(a) and (b) hereof, respectively. Such distribution shall be made as soon as administratively feasible and in all events not more than ninety (90) days following the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee as of the date of such Separation from Service, the Participant shall not be entitled to any distribution of his or her benefits hereunder until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Participant’s death (such distribution to be made within thirty (30) days after the earlier of such dates). If the distribution of any portion of a Participant’s Account is delayed pursuant to the foregoing proviso, such portion shall continue to be subject to adjustment as provided in Sections 5.3 and 5.4 hereof through the date such distribution is actually made.

          (b) With respect to a Participant’s Grandfathered Benefits, the Participant or his Beneficiary, if applicable, shall be entitled to receive such Grandfathered Benefits (determined pursuant to Sections 7.1(a) and (b) hereof, as applicable) upon termination (due to Retirement, Permanent Disability, separation from service or death) of the Participant’s employment with the Employer. Such distribution shall be made as soon as administratively feasible.

     7.3. Beneficiary Designation. A Participant shall designate a person or entity as a Beneficiary in the manner prescribed by the Committee for the Plan. A Beneficiary may include the Participant’s estate or a trust. A Participant may at any time change the designation of a Beneficiary by filing a new designation in the manner prescribed by the Committee. If a Participant has not made an effective designation, or if a Beneficiary does not survive the Participant, then the Beneficiary shall be the Participant’s estate. In the event the Committee has any doubt as to the proper person or entity entitled to receive payments under the Plan, then the Committee may cause payments to be withheld until the matter is decided by a court of competent jurisdiction.

     7.4. Form of Payments. All Excess Benefits under the Plan shall be paid in a single lump sum payment. All such payments shall be made in cash, except that the Committee, in its sole discretion, may make payment of a Participant’s Excess Benefit pursuant to Section 6.1 hereof payable in shares of Omnicare Stock. In determining the lump sum amount of benefits payable with respect to the General Pension Plan pursuant to Sections 6.2 and 7.1(b) hereof, all actuarial assumptions and methods of determining actuarial equivalencies of lump sum benefits as provided in Section 1.3 of the General Pension Plan shall be utilized.

     7.5. Unforeseeable Emergencies. A Participant may request a distribution from the vested portion of his or her Account for an Unforeseeable Emergency without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, or (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. The Committee may require that the Participant provide a written representation that any such distribution satisfies the requirements set forth in this Section 7.5.

SECTION 8. CLAIMS PROCEDURE

     The Committee shall have the discretionary authority as may be necessary to make benefit determinations, to resolve any disputes which arise under the Plan and to make any factual determinations as may be necessary. Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), the Committee shall transmit a written notice of such decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his authorized representative may request that the claim denial be reviewed by the Employer by filing with the Committee a written request therefore, which request shall contain the following information:

          (a) the date on which the Claimant’s request was filed with the Committee; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;

          (b) the specific portions of the denial of his claim which the Claimant requests the Employer to review;

          (c) a statement by the Claimant setting forth the basis upon which he believes the Committee should reverse the previous denial of his claim for benefits and accept his claim as made; and

          (d) any written material (offered as exhibits) which the Claimant desires the Employer to examine in its consideration of his position as stated pursuant to (c) above.

Within 60 days of the date determined pursuant to (a) above, the Committee shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits. Within 60 days of the date of such hearing, the Committee shall render its written decision on review, written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

SECTION 9. GENERAL PROVISIONS

     9.1. No Guarantee of Employment. Nothing in this Plan shall confer upon any Employees any right to continue in the employ of the Employer, or shall affect the right of the Employer to terminate the employment of any Employee with or without cause.

     9.2. Non-Exclusivity. Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees generally, or to any class or group of Employees, which the Employer now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, thrift, group insurance, stock purchase, stock bonus or stock option plan.

     9.3. Tax Withholding. The Employer may make such provisions as it may deem appropriate for the withholding of any taxes that the Employer determines it is required to withhold in connection with any Excess Benefit, including any amounts required to be withheld from a Participant’s Account at the time of vesting pursuant to Section 3121(v) of the Code.

     9.4. Nonalienation of Excess Benefits. No Participant or Beneficiary may encumber or dispose of his right to receive any Excess Benefit.

     9.5. Interest of Participant. The obligation to pay Excess Benefits merely constitutes the unsecured promise of an Employer to make payments when due. No Participant or Beneficiary has any security interest in, or a lien or prior claim upon, any Account or assets of an Employer. No Plan provisions shall be construed so as to place any Account or other asset in trust with an Employer for the benefit of a Participant, his Beneficiary, or his estate.

     9.6. Claims of Other Persons. The provisions of the Plan shall not be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors, except any rights specifically provided for in the Plan or created in accordance with the terms of the Plan.

     9.7. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other Plan provision. The Plan shall be construed in all respects as if the invalid or unenforceable provision were omitted.

     9.8. Gender and Number. Masculine pronouns and similar words shall be read as the feminine gender where appropriate. The singular form of words shall be read as plural where appropriate.

     9.9. Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware.

     9.10. Expenses. The Employer may pay all fees and expenses of the Plan and any associated trust. To the extent not paid by the Employer, in its sole and absolute discretion, all such fees and expenses shall be paid from assets held in any trust and shall serve to reduce the Participant’s Accounts on a pro-rata basis accordingly.

     9.11. Section 409A. To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s Excess Benefits under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Excess Benefits required to be included in income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the amount of the Participant’s unpaid vested Excess Benefits.

SECTION 10. AMENDMENT AND TERMINATION

The Plan may be amended at any time and in any manner, in whole or in part, at the discretion of the Board. Notwithstanding the foregoing, no such amendment shall reduce the amount of the Excess Benefits of any Participant that have become vested in accordance with the Plan. The Board may terminate and liquidate the Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A -3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as the Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under the Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination. The Committee may, in its discretion, accelerate the vesting of any or all Participants’ Accounts under the Plan in connection with any such Plan termination and liquidation.

APPENDIX A
CHANGE IN CONTROL

For purposes of the Plan, “Change in Control” shall mean any of the following events:

1.	any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities;

2.

the merger or consolidation of the Company with or into another entity (or other similar reorganization), whether or not the Company is the surviving corporation, in which the stockholders of the Company immediately prior to the effective date of such transaction own less than 50% of the voting power in the surviving entity;

3.	the sale or other disposition of all or substantially all of the assets of the Company or a complete liquidation or dissolution of the Company; or

4.

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority of such Board of Directors, unless the nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least one-half of the persons who were directors at the beginning of the two-year period.

For purposes of this definition, a “Person” shall mean any individual, firm, company, partnership, other entity or group, but excluding the Company, its affiliates, any employee benefit plan maintained by the Company, or an underwriter temporarily holding securities pursuant to an offering of such securities.

For purposes of this definition, a Person shall be deemed the “beneficial owner” of any securities (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such Person or any of its Affiliates or Associates, has directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities.

For purposes of this definition, the terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on May 17, 1999.